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                                                                    EXHIBIT 23.1


                          Independent Auditors' Consent


The Board of Directors and Stockholders of Mission Resources Corporation and
Subsidiaries:

We consent to the use of our report dated March 14, 2003, with respect to the consolidated balance sheets of Mission Resources Corporation as of December 31, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2002, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2002, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and other Intangible Assets".


/s/ KPMG LLP

Houston, Texas
January 15, 2004